UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12.
Portman Ridge Finance Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Portman Ridge Finance Corporation
650 Madison Avenue, 23rd Floor
New York, New York 10022

May 24, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Portman Ridge Finance Corporation (the “Company”) to be held on Wednesday, July 10, 2019 at 9:00 a.m., local time, at the office of the Company, 650 Madison Avenue, 23rd Floor, New York, New York 10022.

Details regarding the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that your shares be represented at the annual meeting. If you are unable to attend the meeting in person, I urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided. Your vote is important.

Sincerely yours,

Ted Goldthorpe President and Chief Executive Officer

Annual Meeting of Stockholders

New York, New York
July 10, 2019

Meeting begins at 9:00 a.m. • Doors open at 8:30 a.m.

Portman Ridge Finance Corporation, 650 Madison Avenue, 23rd Floor, New York, New York 10022

Principal executive offices of Portman Ridge Finance Corporation
650 Madison Avenue, 23rd Floor, New York, New York 10022
(212) 891-2880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Portman Ridge Finance Corporation:

Notice is hereby given that the 2019 Annual Meeting of Stockholders of Portman Ridge Finance Corporation (“we” or the “Company”) will be held at the office of the Company, 650 Madison Avenue, 23rd Floor, New York, New York 10022, on Wednesday, July 10, 2019 at 9:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

1.	To elect as directors three director nominees identified in the proxy statement, each for a term of three years;
2.	To approve, in a non-binding vote, the compensation paid to the Company’s named executive officers for the fiscal year ended December 31, 2018;
3.	To ratify the selection of KPMG LLP as the independent registered public accountant of the Company for the fiscal year ending December 31, 2019; and
4.	To transact such other business as may properly come before the meeting.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on July 10, 2019: The proxy statement and 2018 annual report are available at www.proxyvote.com.

On or about May 24, 2019, the Company will begin mailing a Notice of Internet Availability of the Company’s Proxy Materials to stockholders informing them that this proxy statement, the Annual Report on Form 10-K for the year ended December 31, 2018, and voting instructions are available online. As more fully described in that Notice, all stockholders may choose to access proxy materials on the Internet or may request to receive paper copies of the proxy materials.

Stockholders of record at the close of business on May 16, 2019 are entitled to notice of and to vote at the 2019 Annual Meeting of Stockholders and any adjournments or postponements thereof.

By order of the Board of Directors,

Edward U. Gilpin Chief Financial Officer, Treasurer and Secretary

May 24, 2019

i

YOUR VOTE IS IMPORTANT

We are offering registered stockholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the proxy statement and the enclosed proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed proxy, or to vote electronically through the Internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of an additional proxy solicitation. Voting your shares by the enclosed proxy, or electronically, does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and we request that you indicate your plans in this respect in the space provided on the enclosed form of proxy or as prompted if you vote electronically.

ii

PORTMAN RIDGE FINANCE CORPORATION
Notice of 2019 Annual Meeting of Stockholders,
Proxy Statement and Other Information

iii

Portman Ridge Finance Corporation
650 Madison Avenue, 23rd Floor
New York, New York 10022
(212) 455-8300

PROXY STATEMENT

The enclosed proxy, for use at the 2019 Annual Meeting of Stockholders (the “Meeting”) to be held at the office of the Company, 650 Madison Avenue, 23rd Floor, New York, New York 10022, on Wednesday, July 10, 2019 at 9:00 a.m., local time, and any adjournments or postponements thereof, is being solicited on behalf of the Board of Directors (the “Board”) of the Company. As used in this proxy statement, the terms “we,” “us,” “our,” “Company” or “Portman Ridge” refer to Portman Ridge Finance Corporation.

A stockholder may also choose to vote electronically by accessing the Internet site stated on the form of proxy or by using the toll-free telephone number stated on the form of proxy. Without affecting any vote previously taken, the proxy may be revoked by the stockholder by giving notice of revocation to Portman Ridge in writing, by accessing the Internet site stated on the form of proxy, by using the toll-free telephone number stated on the form of proxy or at the meeting. A stockholder may also change his or her vote by executing and returning to the Company a later-dated proxy, by submitting a later-dated electronic vote through the Internet site stated on the form of proxy, by using the toll-free telephone number stated on the form of proxy or by voting at the meeting. All properly executed proxies received by the Board and all properly authenticated electronic votes recorded through the Internet or by telephone will be voted as directed by the stockholder. All properly executed proxies received by the Board that do not specify how shares should be voted will be voted “FOR” the election as directors of the nominees listed below under “Proposal 1: Election of Directors”; “FOR” the proposal to approve, in a non-binding vote, the compensation paid to the Company’s named executive offiers; and “FOR” the ratification of the selection of KPMG LLP (“KPMG”) as the independent registered public accountant of the Company for the current year.

The Company will bear the expense of the solicitation of proxies for the Meeting. Solicitation of proxies may be made by mail, personal interview or telephone by officers, directors and other employees of the Company. The Company will also reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in forwarding proxy materials and obtaining voting instructions from their customers.

The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been properly recorded. Stockholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the stockholder.

On or about May 24, 2019, the Company will begin mailing a Notice of Internet Availability of Portman Ridge’s Proxy Materials to stockholders informing them that this proxy statement, the Annual Report on Form 10-K for the year ended December 31, 2018, and voting instructions are available online. As more fully described in that Notice, all stockholders may choose to access proxy materials on the Internet or may request to receive paper copies of the proxy materials.

VOTING SECURITIES

Voting Rights

The record date for the determination of stockholders entitled to notice of and to vote at the 2019 Annual Meeting of Stockholders was the close of business on May 16, 2019 (the “Record Date”). On the Record Date, there were 37,356,061 shares of common stock, par value $0.01 per share, the Company’s only voting securities, outstanding and entitled to vote at the Meeting. Each share of the Company’s common stock is entitled to one vote. Under the Company’s bylaws, the holders of a majority of the shares of common stock outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of common stock represented in person or by proxy, including shares present at the Meeting and voting for certain routine discretionary matters but for which the nominee or broker had received no authority to vote on non-discretionary matters (“broker non-votes”) and shares which abstain or do not otherwise vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present.

Vote Required for Proposal 1: Election of Directors

The affirmative vote of the holders of a plurality of votes cast by the stockholders entitled to vote at the Meeting is required for the election of directors. Votes to “withhold authority” and broker non-votes, if any, will not be included in vote totals and will not affect the outcome of the voting on the election of directors. According to applicable broker rules, brokers will not have discretionary authority to vote on this proposal. Unless otherwise indicated, the persons named in the proxy will vote all proxies in favor of this proposal.

Vote Required for Proposal 2: Proposal to Approve, in a Non-Binding Vote, the Compensation Paid to the Company’s Named Executive Officers

The affirmative vote of the holders of a majority of the shares of common stock represented at the Meeting in person or by proxy is required for the approval of the resolution in this proposal. Pursuant to applicable broker rules, brokers will not have discretionary authority to vote on this proposal and, therefore, broker non-votes will not be included in vote totals and will not affect the outcome of the vote on this proposal. Abstentions will have the same effect as a “no” vote on the approval of the resolution in this proposal. Unless otherwise indicated, the persons named in the proxy will vote all proxies in favor of this proposal. As an advisory vote, this proposal is not binding upon the Company. Additionally, the Compensation Committee of the Board (the “Compensation Committee”), is no longer responsible for designing and administering the Company’s executive compensation program as a result of the Externalization, as defined under “Explanatory Note Regarding the Externalization.”

Vote Required for Proposal 3: Ratification of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of the shares of common stock represented at the Meeting in person or by proxy is necessary to ratify the selection of the Company’s independent registered public accountant for the current year. Pursuant to applicable broker rules, brokers will have discretionary authority to vote on this proposal, even absent instructions from the beneficial holders. Unless otherwise indicated, the persons named in the proxy will vote all proxies in favor of this proposal. Abstentions will have the same effect as a “no” vote on this proposal.

The following table summarizes the voting requirements applicable to the proposals to be voted on at the Meeting:

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal 1:	Election of Directors	Plurality of Votes Cast	No
Proposal 2:	Advisory Vote on Executive Compensation	Majority of the shares present in person or represented by proxy	No
Proposal 3:	Ratification of Independent Registered Public Accounting Firm	Majority of the shares present in person or represented by proxy	Yes

Additional Solicitation

If there are not enough votes to approve any proposals at the Meeting, the stockholders who are represented may adjourn the Meeting to permit the further solicitation of proxies. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought to permit the further solicitation of proxies. Abstentions and broker non-votes will not have any effect on the result of the vote for adjournment.

Also, a stockholder vote may be taken on one or more of the proposals in this proxy statement prior to any such adjournment if there are sufficient votes for approval of such proposal(s).

PROPOSAL 1:

ELECTION OF DIRECTORS

The number of directors constituting our Board is presently set at eight directors. The Company has a classified Board currently consisting of three directors with terms expiring in 2019 (Class I), two directors with terms expiring in 2020 (Class II) and three directors with terms expiring in 2021 (Class III). At each annual meeting of stockholders, directors in one class are elected for a full term of three years to succeed those directors whose terms are expiring. This year, the three Class I director nominees will stand for election to a three-year term expiring at the 2022 Annual Meeting of Stockholders. The persons named in the enclosed proxy will vote to elect George Grunebaum, Dean C. Kehler and David Moffitt as directors unless the proxy is marked otherwise. Each of the nominees has indicated his willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his term as a director.

Set forth below are the name, age and principal occupation of each nominee for election as a Class I director and of each continuing member of the Board. Information with respect to their business experience, other publicly-held companies on which they serve as a director and the number of shares of the Company’s common stock beneficially owned by each of them appears later in this proxy statement.

Nominees for Election (Class I Directors)

Name	Age	Position
Independent Director(1)
George Grunebaum	56	Director
Dean C. Kehler	62	Director
Non-Independent Director
David Moffitt(2)	56	Director
(1)	In this proxy statement, the term “Independent Directors” refers to directors who are not “interested persons” of the Company within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”).
(2)	Interested Director due to affiliations with Sierra Crest Investment Management LLC (“Sierra Crest” or the “Adviser”), the Company’s investment adviser.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ABOVE NOMINEES

Continuing Directors

The following directors will continue to serve after the Meeting:

Directors with Terms Expiring in 2020 (Class II Directors)

Name	Age	Position
Independent Director
Robert Warshauer	61	Director
Non-Independent Director
Graeme Dell(1)	52	Director
(1)	Interested Director due to affiliations with Sierra Crest.

Directors with Terms Expiring in 2021 (Class III Directors)

Name	Age	Position
Independent Director
Alexander Duka	52	Director
Christopher Lacovara	54	Director
Non-Independent Director
Ted Goldthorpe(1)	42	Director, President and Chief Executive Officer
(1)	Interested Director due to affiliations with Sierra Crest.

Executive Officers

Name	Age	Position
Ted Goldthorpe	42	President and Chief Executive Officer
Patrick Schafer	34	Chief Investment Officer
Edward U. Gilpin	57	Chief Financial Officer, Treasurer and Secretary
Andrew Devine	41	Chief Compliance Officer

DIRECTOR AND EXECUTIVE OFFICER BACKGROUND INFORMATION

The following is a summary of certain biographical information concerning our directors, director nominees and executive officers as of the date of this proxy statement:

Independent Directors

Alexander Duka

Mr. Duka joined the Company’s Board in April 2019. Mr. Duka is the chairman of the Compensation Committee. Mr. Duka also serves on the Audit Committee and Nominating and Governance Committee. Mr. Duka is currently the Executive Vice President of Corporate Development for Acceleration Bay LLC, a patent investment and technology acceleration business headquartered in San Mateo, CA. Mr. Duka is responsible for Finance, Investor Relations, Strategic Relationships, New Ventures and Acquisitions. He joined the firm in September 2017. Mr. Duka previously spent 20 years at Citigroup and was a Managing Director in the Financial Institutions group in Global Banking, retiring in February 2017. Mr. Duka was the senior banker responsible for managing Citi’s banking relationships with a number of high profile traditional and alternative asset management companies. Mr. Duka oversaw all financings, capital markets activity, M&A and the provision of other banking services and advice for this client base. Mr. Duka also worked with these asset managers to develop a new generation of permanent capital vehicles, including Business Development Companies, REITs, Closed End Funds, and European Listed Vehicles. Prior to Citi, Mr. Duka worked at Bank of New York and United Jersey Bank. Mr. Duka received his B.A. from Rutgers College and his MBA from Rutgers Graduate School of Management. Mr. Duka currently serves as a member of the board of directors of BC Partners Lending Corporation, a business development company (“BDC”) affiliated with Sierra Crest that is advised by an affiliate of BC Partners LLP.

Through his prior experiences as an executive vice president and managing director at several companies, Mr. Duka brings business expertise and finance and industry skills to his Board service. The foregoing qualifications led to the Board’s conclusion that Mr. Duka should serve as a member of the Board.

George Grunebaum

Mr. Grunebaum joined the Company’s Board in April 2019. Mr. Duka is the chairman of the Nominating and Governance Committee. Mr. Grunebaum also serves on the Audit Committee and Compensation Committee. Mr. Grunebaum is Chief Executive Officer of Ashmore Investment Management (US) Corp, which he joined in 2008. He is President of Ashmore Funds, a series of US registered mutual funds. Prior to that, he was co-Managing Partner of Dolomite Capital Management and one of the founding partners of the firm. He began his career in finance in 1986, joining Chase Investment Banks’ Latin America corporate finance division. In 1987, he was asked to join the newly formed Debt Arbitrage Group and from 1988 to 1995, worked in various capacities as an Emerging Markets trader. In 1995, he was asked to run global client trading for the Emerging Markets group and in 1998, was given additional responsibility for global principal risk taking in Emerging Market credit, and for local interest rates and Emerging Market equities in 2001. Mr. Grunebaum continued to work at the firm and its successor institutions and was elected co-chairman of the Emerging Markets Traders Association (EMTA) in 2001, until his retirement from JPMorgan Chase in May 2005. He received his BA from Hamilton College. He is licensed as a Series 7, Series 24, and Series 63 Registered Representative. Mr. Grunebaum currently serves as a member of the board of directors of BC Partners Lending Corporation.

Mr. Grunebaum’s executive experience brings extensive business and financial expertise to his Board service. Moreover, due to Mr. Grunebaum’s knowledge of, and experience in, finance and accounting, the Board determined that Mr. Grunebaum is an “audit committee financial expert” as defined under SEC rules. The foregoing qualifications led to the Board’s conclusion that Mr. Grunebaum should serve as a member of the Board.

Christopher Lacovara

Mr. Lacovara joined the Company’s Board in December 2006. He also serves on the Audit Committee. Mr. Lacovara is the Director of Finance and Legal Affairs of Community Access, Inc., a non-profit organization that develops, builds and operates rental housing for formerly homeless individuals and low-income families in New York City. Prior to joining Community Access, Mr. Lacovara was a co-managing partner of Kohlberg &

Co., L.L.C., a leading middle market private equity firm, which he joined in 1988. Mr. Lacovara received an A.B. from Harvard College, an M.S. in Civil Engineering from the Columbia University School of Engineering and Applied Sciences, and a J.D. from the Columbia University School of Law. Mr. Lacovara has served on the boards of directors of more than 20 privately-held and publicly-listed companies.

As a result of these and other professional experiences, Mr. Lacovara possesses particular knowledge and experience in corporate finance, corporate governance, strategic planning, business evaluation and oversight and financial analysis that strengthen the Board’s collective qualifications, skills and experience. The foregoing qualifications led to the Board’s conclusion that Mr. Lacovara should serve as a member of the Board.

Dean C. Kehler

Mr. Kehler joined the Company’s Board in February 2012. Mr. Kehler also serves on the Compensation Committee. Mr. Kehler is a Managing Partner of Trimaran Capital Partners, a manager of private investment funds, and is Co-Chairman and Co-CEO of GX Acquisition Corp. Prior to co-founding Trimaran, Mr. Kehler was a vice chairman of CIBC World Markets Corp. and co-head of the CIBC Argosy Merchant Banking Funds. Prior to joining CIBC World Markets Corp. in 1995, Mr. Kehler was a founder and Managing Director of The Argosy Group L.P. Before Argosy, Mr. Kehler was a Managing Director at Drexel Burnham Lambert Incorporated and also worked at Lehman Brothers Kuhn Loeb Incorporated. Mr. Kehler currently serves on the Board of Directors of El Pollo Loco Holdings, Inc. and Security First Corporation. Mr. Kehler previously served as a director of various public and private companies. Mr. Kehler also serves as a member of the Board of Overseers of the University of Pennsylvania School of Nursing. Mr. Kehler earned his B.S. from The Wharton School of the University of Pennsylvania.

Mr. Kehler possesses particular knowledge and experience in corporate finance, investment management, financial analysis and corporate governance that strengthen the Board’s collective qualifications, skills and experience. The foregoing qualifications led to the Board’s conclusion that Mr. Kehler should serve as a member of the Board.

Robert Warshauer

Mr. Warshauer joined the Company’s Board in April 2019. Mr. Warshauer is the chairman of the Audit Committee. Mr. Warshauer also serves on the Nominating and Governance Committee and Compensation Committee. Warshauer is Head of the Investment Banking Group – New York and Co-Head of the Restructuring Practice in Imperial Capital’s New York Investment Banking Group. He has over 25 years of experience in financings, mergers and acquisitions, and restructurings. Prior to joining Imperial Capital, he was a Managing Director at Kroll Zolfo Cooper, where he advised clients on operational issues, acquisitions and recapitalizations. He was a Managing Director and member of the Board of Directors and the Commitment Committee of Giuliani Capital Advisors LLC, and its predecessor firm, Ernst & Young Corporate Finance LLC. He has also held the position of CEO and President of a branded retail business with over 500 locations and 5,000 employees, been the CEO of an international business services and manufacturing company with operations in 16 countries, and served as President and a member of the Board of Directors of a publicly traded technology company. He is a former member of the Board of Directors of the American Bankruptcy Institute and currently serves on several corporate and charitable Boards of Director, including the board of directors of BC Partners Lending Corporation, a BDC affiliated with Sierra Crest.

Through his broad experience as an officer and director of several companies, in addition to skills acquired with firms engaged in investment banking and financial services, Mr. Warshauer brings extensive business and financial expertise to his Board service. Moreover, due to Mr. Warshauer’s knowledge of, and experience in, finance and accounting, the Board determined that Mr. Warshauer is an “audit committee financial expert” as defined under SEC rules, and that he is qualified to serve as chairman of the Audit Committee of the Board. The foregoing qualifications led to the Board’s conclusion that Mr. Warshauer should serve as a member of the Board.

Non-Independent Directors

Graeme Dell

Mr. Dell joined the Company’s Board in April 2019. Mr. Dell is a Managing Partner and Finance Director of BC Partners LLP. Mr. Dell joined BC Partners in London in 2014 to further develop the support functions within the organization including fund administration, compliance, finance, information technology, human resources and risk. Previously, Mr. Dell spent six years at Ashmore Group plc, a UK listed asset management firm, principally investing in emerging markets debt, where he was Group Finance Director. Prior to this, he was Group Finance Director for six years at Evolution Group plc, another UK listed financial services organization. He initially qualified as a chartered accountant at Coopers & Lybrand before performing roles in operations and finance at Goldman Sachs and Deutsche Bank. Mr. Dell currently serves as the treasurer, chief financial officer and a director of BC Partners Lending Corporation.

Through his board experience as an officer of several listed companies, in addition to skills acquired with firms engaged in financial services, Mr. Dell brings extensive business and financial expertise to his Board service. The foregoing qualifications led to the Board’s conclusion that Mr. Dell should serve as a member of the Board.

Ted Goldthorpe, President and Chief Executive Officer

Mr. Goldthorpe joined the Company’s Board in April 2019 and is also the President and Chief Executive Officer of the Company. Mr. Goldthorpe is an executive officer of Sierra Crest and Managing Partner of BC Partners Credit (“BCP Credit”), an integrated credit platform operating within the BC Partners organization. He joined BC Partners LLP to open BCP Credit in 2017. He was previously President of Apollo Investment Corporation and the Chief Investment Officer of Apollo Investment Management where he was the head of its U.S. Opportunistic Platform and also oversaw the Private Origination business from 2012 to 2016. He was also a member of Apollo’s firm-wide Senior Management Committee. Prior to Apollo, Mr. Goldthorpe worked at Goldman Sachs for 13 years where he most recently ran the bank loan distressed investing desk. He was previously the head of Principal Capital Investing for the Special Situations Group. Mr. Goldthorpe launched BC Partners’ credit business in 2017 and oversees a team of experienced credit professionals. As a Managing Partner of BC Partners LLP, Mr. Goldthorpe is also a member of the Investment Committee of the private equity business. Since April 2018, Mr. Goldthorpe has served as the chairman of the board of directors, the president, and the chief executive officer of BC Partners Lending Corporation.

Mr. Goldthorpe’s prior credit and investment experience, including his experience as an officer of a publicly-traded business development company, led to the Board’s conclusion that Mr. Goldthorpe should serve as a member of the Board.

David Moffitt

Mr. Moffitt joined the Company’s Board in April 2019. Mr. Moffitt is the Head of Tactical Investment Opportunities and a member of the investment committee at LibreMax. Prior to joining LibreMax, Mr. Moffitt was a Managing Director and Partner at J.C. Flowers & Co. At Flowers, he was responsible for the firm’s investments in fixed income assets as well as the head of J.C. Flowers Asset Management, the firm’s dedicated fixed income platform. Prior to Flowers, Mr. Moffitt was a founding member of Mead Park Asset Management LLC where he was a portfolio manager for regulatory capital investing and Co-President of the firm’s CLO management platform. Prior to Mead Park, Mr. Moffitt was a Managing Director at Morgan Stanley and global head of the firm’s securitization, asset finance business and structured solutions banking business. While at Morgan Stanley, he served on the firm’s Capital Markets Operating Committee. Mr. Moffitt has held similar positions at MatlinPatterson Global Advisors (Senior Advisor), Merrill Lynch & Co. (Head Structured Products Distribution – Americas), RBS Greenwich Capital and Credit Suisse. Prior to banking, Mr. Moffitt practiced law with Brown Rudnick in Boston and is a member of the Massachusetts, New York and United States Supreme Court bars. He served a term as a Special Assistant Attorney General for the Commonwealth of Massachusetts and is a graduate of Syracuse University College of Law (magna cum laude, order of the Coif) and Binghamton University.

Executive Officers Who Are Not Directors

Andrew Devine, Chief Compliance Officer

Mr. Devine joined the Company as Chief Financial Officer in May 2019. Since 2015, he has been the Head of Compliance for BC Partners LLP in London and has served as Chief Compliance Officer of BC Partners Lending Corporation since April 2018. Mr. Devine started his career at the UK Financial Conduct Authority in their Enforcement Division, where he spent five years from 2001 to 2007. Mr. Devine then worked at Standard and Poor’s from 2007 to 2008, PwC Legal from 2008 to 2009, Apax Partners 2010 to 2013 and Partners Capital from 2014 to 2015, before joining BC Partners. Mr. Devine holds a degree in law from Lancaster University and is a qualified UK regulatory lawyer.

Edward U. Gilpin, Chief Financial Officer, Secretary and Treasurer

Mr. Gilpin joined the Company in June 2012 and has more than 30 years of experience. He joined Sierra Crest in April 2019 and has been a member of the BCP Credit Team since 2019. He also serves as Chief Financial Officer and Treasurer of BC Partners Lending Corporation. Prior to joining the Company, Mr. Gilpin served as the Chief Financial Officer at Associated Renewable Inc., an end-to-end full service energy consulting since December 2010. From January 2008 to May 2010, he served as Executive Vice President and Chief Financial Officer of Ram Holdings, Ltd., a provider of financial guaranty reinsurance, and prior to that he was the Executive Vice President, Chief Financial Officer and Director of ACA Capital Holdings, Inc., a holding company that provided asset management services and credit protection products, from December 2000 to January 2008. Prior to joining ACA Capital, Mr. Gilpin was Vice President in the Financial Institutions Group at Prudential Securities, Inc.’s investment banking division. From 1998 to 2000, Mr. Gilpin served in the capacity of Chief Financial Officer for an ACA Capital affiliated start-up venture, developing the financial plans and spearheading the capital raising process. From 1991 to 1998, Mr. Gilpin was with MBIA, Inc., a holding company whose subsidiaries provide financial guarantee insurance, fixed-income asset management, and other specialized financial services, where he held various positions in the finance area. His most recent position with MBIA was Director, Chief of Staff for MBIA Insurance Company’s President. Mr. Gilpin began his career as an Assistant Vice President in the Mutual Funds Department of BHC Securities, Inc. Mr. Gilpin holds an M.B.A. from Columbia University and a B.S. from St. Lawrence University.

Patrick Schafer, Chief Investment Officer

Mr. Schafer joined the Company in April 2019 and is a Principal at BCP Credit. He joined BCP Credit in May 2018, having previously worked at Apollo Global Management. Mr. Schafer spent seven years at Apollo in the Opportunistic Credit group, most recently as a Managing Director in Direct Originations. Prior to Apollo, he spent three years at Deutsche Bank Securities in the Investment Banking Division. Mr. Schafer holds a BBA from the University of Notre Dame.

EXPLANATORY NOTE REGARDING THE EXTERNALIZATION

On April 1, 2019, the Company entered into an investment advisory agreement with Sierra Crest Investment Management LLC (the “Advisory Agreement”) and an administration agreement with BC Partners Management LLC (the “Administration Agreement”) (the “Externalization”). The Company’s then-current Board of Directors unanimously approved the Advisory Agreement and the Administration Agreement at a meeting on December 12, 2018 and the Company’s stockholders approved the Advisory Agreement at a special meeting of stockholders held on February 19, 2019. In connection with the Externalization, on April 1, 2019, all of the Company’s then-current directors resigned from their positions on the Board of Directors, with the exceptions of Dean C. Kehler and Christopher Lacovara. Prior to their resignations, the Company’s then-current Board of Directors appointed the individuals noted above under “Proposal No. 1 Election of Directors” to serve on the Board of Directors for the terms indicated therein, effective as of and after the date of the Externalization. Throughout this proxy statement, the board members that served prior to the Externalization are referred to as the “Prior Board” and the board members that were appointed on April 1, 2019, or otherwise served on the Board of Directors after April 1, 2019, are referred to as the “Current Board.”

In addition, in connection with the Externalization, each of the Company’s then-current executive officers, Dayl Pearson, Edward U. Gilpin, R. Jon Corless and Daniel Gilligan, resigned effective as of the date of the Externalization and the following executive officers were appointed, Ted Goldthorpe, Edward U. Gilpin, Daniel Gilligan and Patrick Schafer. In May 2019, Mr. Gilligan resigned and Mr. Devine was appointed as Chief Compliance Officer.

CORPORATE GOVERNANCE PRINCIPLES AND DIRECTOR INFORMATION

Portman Ridge has a strong commitment to good corporate governance practices. These practices provide a framework within which the Board and management can pursue the strategic objectives of the Company and ensure its long-term growth for the benefit of stockholders. The Board reviews the Company’s corporate governance principles and practices annually. The Company has adopted a corporate governance policy (the “Corporate Governance Policy”) that can be found on the Corporate Governance Section of the Company’s website at www.Portmanridge.com. The Corporate Governance Policy provides a framework for the operation of the Board and addresses key governance practices. As part of its ongoing review of the Company’s corporate governance policies, the Board has approved certain changes to the Company’s Corporate Governance Policy to better align the Corporate Governance Policy with that of BC Partners Lending Corporation. In addition, the Board has adopted a number of policies to support the Company’s values and good corporate governance, including board committee charters, insider trading policy, code of ethics and code of business conduct.

Board Leadership Structure and Board’s Role in Risk Oversight

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. Consistent with this understanding, the Independent Directors consider the Board’s leadership structure on an annual basis. This consideration includes the pros and cons of alternative leadership structures in light of our operating and governance environment at the time, with the goal of achieving the optimal model for effective oversight of management by the Board.

The chairman of the Board presides over all meetings of the Board. The chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Mr. Goldthorpe serves as both our Chairman of the Board and President and Chief Executive Officer. The Board believes that while independent oversight of management is an important component of an effective board of directors, the most effective leadership structure for the Company at the present time is for Mr. Goldthorpe to serve as the principal executive officer of the Company and also serve as Chairman of the Board. The Independent Directors believe that because Mr. Goldthorpe is and his affiliates are ultimately responsible for the day-to-day operation of the Company and for executing the Company’s strategy, and because the performance of the Company is an integral part of Board deliberations, Mr. Goldthorpe is the director best qualified to act as Chairman of the Board. The Board retains the authority to modify this structure to best address the Company’s unique circumstances, and to advance the best interests of all stockholders, as and when appropriate.

On April 1, 2019, the Board designated Mr. Duka as lead independent director. Mr. Duka’s duties as lead independent director include serving as chairman of regular Board meetings during absences of the chairman of the Board, establishing an agenda for meetings of the Independent Directors and leading such meetings, and performing such other duties as the Board may establish or delegate. The Board believes that the current structure is appropriate, as the Company has no employees and is externally managed by Sierra Crest, our investment adviser, whereby all operations are conducted by our Adviser or its affiliates.

The Board’s role in our management is one of oversight. Oversight of our investment activities extends to oversight of the risk management processes employed by the Adviser as part of its day-to-day management of our investment activities. The Board reviews risk management processes at both regular and special Board meetings throughout the year, consulting with appropriate representatives of Sierra Crest as necessary and periodically requesting the production of risk management reports or presentations. The goal of the Board’s risk oversight function is to ensure that the risks associated with our investment activities are accurately identified, thoroughly investigated and responsibly addressed. The Board’s oversight function cannot, however, eliminate all risks or ensure that particular events do not adversely affect the value of our investments. In particular, the Board may determine at any time to terminate the Advisory Agreement, without the payment of any penalty, upon 60 days’ written notice, and must evaluate the performance of our Adviser, and re-authorize the Advisory Agreement on an annual basis. The Board also has primary responsibility for the valuation of our assets.

Although the Board as a whole has retained oversight over the Company’s risk assessment and risk management efforts, much of the Board’s oversight efforts are conducted through the various Committees of the Board. Each Committee then regularly reports back to the full Board on the conduct of the Committee’s functions. The Board, as well as the individual Board Committees, also regularly hear directly from key officers and employees of the Company involved in risk assessment and risk management.

In particular, the Audit Committee assists the Board in risk oversight for the Company by reviewing and discussing with management and the independent auditors the Company’s significant financial and other exposures, and guidelines and policies relating to enterprise risk assessment and risk management, including the Company’s procedures for monitoring and controlling such risks. In addition to exercising oversight over key financial and business risks, the Audit Committee oversees, on behalf of the Board, valuation, financial reporting, tax, and accounting matters, as well as the Company’s internal controls over financial reporting. The Audit Committee also plays a key role in oversight of the Company’s compliance with legal and regulatory requirements, including the Company’s Code of Ethics and the Compliance Hotline.

The Portman Ridge Hotline may be accessed at: 1-844-668-0632 or visiting the hotline website at bcpartners.ethicspoint.com.

The full Board regularly reviews the efforts of each of its Committees and discusses, at the level of the full Board, the key strategic, financial, business, legal and other risks facing the Company, as well as the Company’s efforts to manage those risks.

The Board has affirmatively determined that the following directors are Independent Directors:

Alexander Duka
George Grunebaum
Dean C. Kehler
Christopher Lacovara
Robert Warshauer

Prior to the Externalization, during the fiscal year ended December 31, 2018, the Prior Board held eight Board of Directors meetings, as well as five Audit Committee meetings, one Compensation Committee meeting, two Nominating and Corporate Governance Committee meetings, and four Valuation Committee meetings. During 2018, prior to the Externalization, none of the members of the Prior Board attended less than 75% of the aggregate number of meetings of the Board of Directors and of the respective committees on which they served. It is the Company’s policy that Board Members are encouraged, but not required, to attend the Company’s annual meetings of stockholders. Two Board Members attended the Company’s 2018 annual meeting of stockholders.

Nominating and Corporate Governance Committee

The Board has established a Nominating and Corporate Governance Committee (the “Nominating Committee”). The Nominating Committee is currently composed of Messrs. Duka, Grunebaum and Warshauer, who are Independent Directors of the Company. Mr. Grunebaum serves as Chairman of the Nominating Committee. The Nominating Committee’s responsibilities include (i) recommending director nominees for selection by the Board; (ii) overseeing the governance of the Company; (iii) leading the Board in its annual review of the Board’s performance; (iv) recommending to the Board director nominees for each committee; and (v) recommending for approval by the Board the compensation paid to each Independent Director for serving on the Board.

In executing its power to recommend director nominees for selection by the Board, the Nominating Committee determines the requisite standards or qualifications for Board nominees. In the event that a director position is vacated or created and/or in contemplation of a stockholders’ meeting at which one or more directors are to be elected, the Nominating Committee will identify potential candidates to become members of the Board. In identifying potential candidates, the Nominating Committee may consider candidates recommended by any of the Independent Directors or by any other source the Nominating Committee deems appropriate. The Nominating Committee may, but is not required to, retain a third party search firm at the Company’s expense to identify potential candidates. The Nominating Committee Charter, as approved by the Board, can be found in the Corporate Governance section of the Company’s website at www.Portmanridge.com.

The Nominating Committee will consider qualified director nominees recommended by stockholders, on the same basis it considers and evaluates candidates recommended by other sources, when such recommendations are submitted in accordance with the Company’s bylaws and other applicable laws, rules or regulations regarding director nominations. When submitting a nomination to the Company for consideration, a stockholder must provide certain information that would be required under applicable SEC rules, including the following minimum information for each director nominee: full name, age, and address; class, series and number of shares of stock of the Company beneficially owned by the nominee, if any; the date such shares were acquired and the investment intent of such acquisition; whether such stockholder believes the individual is an “interested person” of the Company, as defined in the 1940 Act; and all other information required to be disclosed in solicitations of proxies for election of directors in an election contest or that is otherwise required. The Company has not received any recommendations from stockholders requesting consideration of a candidate for inclusion among the Nominating Committee’s slate of nominees in this proxy statement.

In considering and evaluating candidates, the Nominating Committee may take into account a wide variety of factors, including (but not limited to):

•	availability and commitment of a candidate to attend meetings and to perform his or her responsibilities on the Board;
•	relevant business and related industry experience;
•	educational background;
•	financial expertise;
•	experience with corporate governance matters;
•	an assessment of the candidate’s ability, judgment and expertise;
•	overall diversity of the composition of the Board;
•	the percentage of the Board represented by Independent Directors and whether a candidate would qualify as an Independent Director; and
•	such other factors as the Nominating Committee deems appropriate.

The Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service, if the Nominating Committee or the Board decide not to nominate a member for re-election or if the Nominating Committee recommends to expand the size of the Board, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria set forth above. Current Independent Directors and members of the Board provide suggestions as to individuals meeting the criteria considered by the Nominating Committee. Consultants may also be engaged to assist in identifying qualified individuals. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diverse viewpoints and a diverse mix of the specific factors listed above.

Compensation Committee

The Board has established a Compensation Committee. The Compensation Committee is currently composed of Messrs. Duka, Grunebaum, Kehler and Warshauer. Mr. Duka serves as Chairman of the Compensation Committee. As determined by the Board, each of the members of the Compensation Committee is an Independent Director. Prior to the Externalization, the Compensation Committee determined compensation for the Company’s named executive officers, in addition to administering the Company’s equity compensation plans. Currently none of the Company’s executive officers is compensated by the Company and, as a result, the Compensation Committee will no longer produce and/or review a report on executive compensation practices. The Compensation Committee Charter, as approved by the Board, can be found in the Corporate Governance section of the Company’s website at www.Portmanridge.com.

Prior to the Externalization, the Compensation Committee’s functions included examining the levels and methods of compensation employed by the Company with respect to the Chief Executive Officer and non-CEO officers, making recommendations to the Board with respect to non-CEO officer compensation, reviewing and approving the compensation package of the Chief Executive Officer, making recommendations to the Board with respect to incentive compensation plans and equity-based plans, reviewing management succession plans, making administrative and compensation decisions under equity compensation plans approved by the Board and making recommendations to the Board with respect to grants thereunder, administering cash bonuses, and implementing and administering the foregoing. The Company’s Compensation Committee is currently responsible for reviewing and approving the reimbursement by the Company of the allocable portion of the compensation of its chief financial officer and chief compliance officer and their respective staffs and other non-investment professionals at Sierra Crest that perform duties for the Company. In accordance with its Charter, the Compensation Committee may delegate its authority to a subcommittee.

Audit Committee

The Board has established an Audit Committee. The Audit Committee is composed of Messrs. Duka, Grunebaum, Lacovara and Warshauer. Mr. Warshauer serves as Chairman of the Audit Committee. The Audit Committee’s functions include providing assistance to the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accountant, the Company’s system of internal controls, the Company’s code of ethics, retaining and, if appropriate, terminating the independent registered public accountant and approving audit and non-audit services to be performed by the independent registered public accountant. The Audit Committee is responsible for reviewing and recommending to the full Board the fair value of debt and equity securities and utilizes the services of an independent valuation firm in arriving at fair value of these securities The Audit Committee has sole authority regarding the annual evaluation and determining the replacement of or rotation of the independent registered public accountant. The Audit Committee Charter, as approved by the Board, can be found in the Corporate Governance section of the Company’s website at www.Portmanridge.com.

Prior to the Externalization, the Board also had a Valuation Committee. The Valuation Committee was responsible for reviewing and recommending to the full Board the fair value of debt and equity securities. The Valuation Committee utilized the services of an independent valuation firm in arriving at fair value of these securities. The Board was ultimately and solely responsible for determining the fair value of portfolio investments. Following the Externalization, the Audit Committee assumed the Valuation Committee’s responsibility to review and recommend to the full Board the fair value of debt and equity securities, and the Valuation Committee was dissolved effective April 1, 2019.

The Board has determined that all the members of the Audit Committee:

•	are independent, as independence for audit committee members is defined in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the SEC rules promulgated thereunder and Rule 5605(a)(2) and Rule 5605(c)(2) of The Nasdaq Global Select Market listing standards;
•	meet the requirements of Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act and are audit committee financial experts; and
•	possess the requisite financial sophistication required under The Nasdaq Global Select Market listing standards.

The Audit Committee has adopted a policy under which all auditing services and all permitted non-audit services to be rendered by the Company’s independent registered public accountant(s) are pre-approved.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board operates under a written charter adopted by the Board. The charter can be found in the Corporate Governance section of the Company’s website at www.Portmanridge.com. The Audit Committee is currently composed of Messrs. Duka, Grunebaum, Lacovara and Warshauer.

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The independent registered public accountant is responsible for performing an independent audit of the Company’s annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States, as well as an independent audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.

Pre-Approval Policy

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by the Company’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve the audit and non-audit services performed by the independent registered public accountant(s) in order to assure that the provision of such service does not impair the accountant’s independence.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee.

Review with Management

The Audit Committee has reviewed the audited consolidated financial statements and met and held discussions with management regarding the audited consolidated financial statements. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Review and Discussion with Independent Registered Public Accounting Firm

The Audit Committee has discussed with its independent registered public accounting firm, matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board and such other matters as the Audit Committee and its independent registered public accounting firm are required to discuss under auditing standards generally accepted in the United States. The Audit Committee received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees (as amended), as adopted by the Public Company Accounting Oversight Board, and has discussed with the firm its independence. The Audit Committee has also considered the compatibility of non-audit services with the firm’s independence.

In 2018, the Audit Committee met with members of senior management and the Company’s independent registered public accounting firm to review the certifications provided by the Chief Executive Officer and Chief Accounting Officer under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules and regulations of the SEC and the overall certification process. At these meetings, Company officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal control over financial reporting and any fraud, whether or not material, involving management or other employees with a significant role in internal control over financial reporting.

Selection of Auditors

On May 9, 2019, the Audit Committee appointed KPMG to serve as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2019, subject to ratification by our stockholders. See “Proposal 3 — Ratification of Independent Public Accounting Firm.”

Conclusion

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the audited financial statements, the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Respectfully Submitted, The Audit Committee Robert Warshauer (Chair) Alexander Duka George Grunebaum Christopher Lacovara

Code of Ethics

The Company has adopted a code of ethics that applies to its directors and officers. The code of ethics can be found on the Corporate Governance section of the Company’s website at www.Portmanridge.com. The Company will report any amendments to or waivers of a required provision of the code of ethics on its website.

COMPENSATION DISCUSSION

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, have recommended to the Board that the Compensation Discussion and Analysis should be included in this proxy statement.

Respectfully submitted, Compensation Committee Alexander Duka (Chair) George Grunebaum Dean C. Kehler Robert Warshauer

Compensation Discussion and Analysis

Following the Externalization, the Company’s executive officers are employees of Sierra Crest and do not receive any direct compensation from the Company. The Company’s day-to-day investment operations are managed by Sierra Crest and services necessary for its business, including the origination and administration of its investment portfolio are provided by individuals who are employees of Sierra Crest, the investment adviser and administrator, pursuant to the terms of the Advisory Agreement and the Administration Agreement. The Company reimburses the administrator for its allocable portion of expenses incurred by it in performing its obligations under the administration agreement, including its allocable portion of the cost of certain of the Company’s officers and their respective staffs, and the investment adviser for certain expenses under the Investment Advisory Agreement.

The below is a discussion of our compensation practices prior to the Externalization that were taken by the Prior Board and its Compensation Committee.

Executive Summary

This Compensation Discussion and Analysis provides you with a detailed description of the Company’s executive compensation philosophy and programs, the compensation decisions that have been made under those programs, and the factors that have been considered in making those decisions. The Compensation Discussion and Analysis focuses on the compensation of the Company’s named executive officers for the year ended December 31, 2018 (referred to as “named executive officers” in this proxy statement), who were:

•	Dayl W. Pearson, President and Chief Executive Officer;
•	Edward U. Gilpin, Chief Financial Officer, Treasurer and Secretary;
•	R. Jon Corless, Chief Investment Officer; and
•	Daniel Gilligan, Vice President and Director of Portfolio Administration

As described in greater detail below, the primary objectives of the Company’s executive compensation programs prior to the Externalization were to attract, retain and motivate the best possible executive talent. The table below highlights these executive compensation practices and compensation components.

Term	Definition	Comments
Base Salary	Annualized Base Salary	Rewards individual performance and may vary with Company performance; generally represents approximately 40% to 60% of total compensation for the named executive officer.

Annual Bonus	Cash reward paid to executives on an annual basis; currently based on meeting both Company and individual annual financial targets
Rewards achievement of Company and individual annual financial targets that are designed to drive the overall Company business and shareholder value; generally represents approximately 40% to 60% of total compensation of the named executive officer.

Other Benefits	Health, life and disability insurance, 401(k) plan, savings plan, and other benefits	Broad-based benefits and perquisites necessary to be competitive in the marketplace.

Termination-Based Compensation	Compensation in case of involuntary termination without cause or by the named executive officer for good reason	An integral part of the Company’s employee retention program; tied to non-competition and non-solicitation obligations on the part of the named executive officers.

Overview of Executive Compensation Principles

Unless otherwise indicated, the discussion and analysis below relates to compensation of named executive officers of the Company.

Executive compensation in 2018 reflected both the financial market conditions as well as the Company’s operating performance. In determining bonus awards for 2018, the Prior Board’s Compensation Committee considered the following factors:

•	Selection and maintenance of strong credit characteristics for the investment portfolio — limited defaulted assets in the investment portfolio and limited realized losses relative to the overall market for such investments;

•	Payment of a dividend primarily out of current net investment income (as may be adjusted for non-recurring items), consistent with the Company’s goal not to rely on capital gains; and
•	Comparison to compensation levels at other similar companies operating in the financial industry.

In addition, at the Company’s 2018 Annual Meeting of the Shareholders, the Company held a non-binding stockholder vote to approve the compensation paid to its named executive officers in 2017, commonly referred to as a “say-on-pay” vote. The Company’s shareholders approved such compensation by a non-binding, advisory vote with approximately 71% of the votes submitted on the proposal voting in favor of the resolution. The Board considered the results of this vote and views this vote as confirmation that the Company’s shareholders support the Company’s executive compensation policies and decisions.

Primary Objectives

The primary objectives of the Prior Board’s Compensation Committee with respect to executive compensation were to attract, retain and motivate the best possible executive talent. The focus was to tie short- and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee maintained compensation plans that tie a substantial portion of executives’ overall compensation to the Company’s operational performance. The structure of the executives’ base and incentive compensation was designed to encourage and reward the following:

•	sourcing and pursuing attractively priced investment opportunities;
•	participating in comprehensive due diligence with respect to the Company’s investments;
•	ensuring the most effective allocation of capital; and
•	working efficiently and developing relationships with other professionals.

Benchmarking of Compensation

Management developed the Company’s compensation plans by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the middle market lending industry and in particular other publicly-traded, internally managed business development companies (“BDCs”). The Company believed that the practices of this group of companies provided the Company with appropriate compensation benchmarks because these companies had similar organizational structures and tended to compete with the Company for executives and other employees. For benchmarking executive compensation, the Company typically reviewed the compensation data the Company has collected from the complete group of companies, as well as a subset of the data from those companies that have a similar number of employees and a similar investment portfolio as the Company.

Pay-for-Performance Philosophy

Based on management’s analyses and recommendations, the Compensation Committee approved a pay-for-performance compensation philosophy. The Company worked within the framework of this pay-for-performance philosophy to determine each component of an executive’s initial compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;
•	the individual’s role with the Company and the compensation paid to similar persons in the companies represented in the compensation data that the Company reviews;
•	the demand for individuals with the individual’s specific expertise and experience at the time of hire;
•	performance goals and other expectations for the position;
•	comparison to other executives within the Company having similar levels of expertise and experience; and
•	uniqueness of industry skills.

Setting and Assessment of Performance Goals; Role of Chief Executive Officer

The Compensation Committee also implemented an annual performance management program, under which annual performance goals were determined and set forth in writing at the beginning of each calendar year for the Company as a whole and for each individual employee. Annual corporate goals were proposed by management and were approved by the Prior Board at the end of each calendar year for the following year. These corporate goals targeted the achievement of specific strategic, operational and financial milestones. Annual individual goals focused on contributions which facilitate the achievement of the corporate goals and were set during the first quarter of each calendar year. Individual goals were proposed by each employee and approved by his or her direct supervisor. The Chief Executive Officer’s goals were approved by the Compensation Committee. Annual salary increases, annual bonuses and annual restricted stock awards granted to the Company’s employees were tied to the achievement of these corporate and individual performance goals.

The performance goals for the Company’s Chief Executive Officer and other executive management were considered in the context of the performance of the broader financial industry and were as follows:

•	achievement of the Company’s dividend objectives (emphasizing both growth and stability);
•	growth of the Company’s investment portfolio;
•	maintenance of the credit quality and financial performance of the Company’s investment portfolio; and
•	development of the Company’s human resources.

The Company believed that the performance goals were realistic “stretch” goals that should have been reasonably attainable by management.

During the fourth calendar quarter, the Company evaluated individual and corporate performance against the written goals for the recently completed year. Consistent with the Company’s compensation philosophy, each employee’s evaluation began with a written self-assessment, which was submitted to the employee’s supervisor. The supervisor then prepared a written evaluation based on the employee’s self-assessment, the supervisor’s own evaluation of the employee’s performance and input from others within the Company. The Company’s executive officers, other than the Chief Executive Officer, submitted their self-assessments to the Chief Executive Officer, who performed the individual evaluations and submitted recommendations to the Compensation Committee for bonuses. In the case of the Chief Executive Officer, his individual performance evaluation was conducted by the Compensation Committee.

Our Compensation Policies and Practices as They Relate to Risk Management

In accordance with the applicable disclosure requirements, to the extent that risks may arise from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, the Company is required to discuss those policies and practices for compensating the employees of the Company (including employees that are not named executive officers) as they relate to the Company’s risk management practices and the possibility of incentivizing risk-taking.

The Compensation Committee evaluated the policies and practices of compensating the Company’s employees in light of the relevant factors, including the following:

•	the financial performance targets of the Company’s annual cash incentive program are the budgeted objectives that were reviewed and approved by the Prior Board and/or the Compensation Committee;
•	bonus payouts were not based solely on corporate performance, but also required achievement of individual performance objectives;
•	bonus awards generally were not contractual entitlements, but were reviewed by the Compensation Committee and/or the Prior Board and could be modified at their discretion;
•	the financial opportunity in the Company’s long-term incentive program was best realized through long-term appreciation of the Company’s stock price, which mitigated excessive short-term risk-taking; and
•	the allocation of compensation between cash and equity awards and the focus on stock-based compensation, primarily restricted stock awards generally vesting over a period of years, thereby mitigating against short-term risk taking.

Based on such evaluation, the Compensation Committee determined that the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Components

The Company’s compensation package consists of the following components, each of which the Company deems instrumental in motivating and retaining its executives:

Base Salary

Base salaries for the Company’s executives were established based on the scope of their responsibilities and their prior relevant background, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data the Company reviews for similar positions and the overall market demand for such executives at the time of hire. An executive’s base salary was also evaluated together with other components of the executive’s compensation to ensure that the executive’s total compensation was in line with the Company’s overall compensation philosophy.

Annual Bonus

The Company’s compensation program included eligibility for an annual performance-based cash bonus in the case of all executives and certain senior, non-executive employees. The amount of the cash bonus depended on the level of achievement of the stated corporate and individual performance goals. The terms of any bonus compensation that each of Messrs. Pearson, Gilpin, Corless, and Gilligan were entitled to are set forth in each of their respective employment agreements, descriptions of which are set forth below. See “Executive Compensation — Employment Agreements.”

The amounts of the annual cash bonuses paid to the Company’s named executive officers were determined by the Compensation Committee. In each case, the annual bonus award was based on the individual performance of each of these individuals and on the performance of the Company against goals established annually by the Prior Board, after consultation with the individual. In reviewing and approving the annual performance-based cash bonus, the Compensation Committee considered the relative achievement of the stated corporate and individual performance goals. The most significant performance factors taken into account included, but were not limited to: total investment income; net investment income; overall credit performance of the total investment portfolio; growth of the overall investment portfolio; adding resources and expanding the organization at all levels; maintaining the Company’s internal controls and compliance standards; and improving operating efficiency. All bonuses were subject to an annual increase, solely at the discretion of the Prior Board, and in its discretion, the Compensation Committee was able to award bonus payments to the Company’s executives above or below the amounts specified in their respective employment agreements.

The annual bonus awards paid to the named executive officers with respect to 2018 (shown in the “Non-Equity Incentive Plan” column of the Summary Compensation Table below) were at their existing target bonus amounts.

Other Compensation

The Company maintained broad-based benefits and perquisites that were provided to all employees, including health, life and disability insurance, a savings plan, and a 401(k) plan. In addition, the Company participated in a defined contribution plan for its executive officers and employees. In particular circumstances, the Company also utilized cash signing bonuses when certain executives and senior non-executives joined the Company. Such cash signing bonuses typically either vested during a period of less than a year or were repayable in full to the Company if the employee recipient voluntarily terminated employment with the Company prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof are determined on a case-by-case basis under the specific hiring circumstances.

Termination-Based Compensation

Severance. The terms of any severance based compensation that each of Messrs. Pearson, Gilpin, Corless and Gilligan were entitled to are set forth in each of their respective employment agreements, descriptions of which are set forth below. See “Executive Compensation — Employment Agreements.”

Acceleration of vesting of equity-based awards. In general, all unvested options and unvested shares of restricted common stock held by an employee were forfeited immediately upon that employee’s termination, whether or not for cause.

Change in Control. Upon a change in control followed by certain types of termination of employment, the named executive officers were eligible to receive enhanced severance and equity vesting. See “Executive Compensation — Employment Agreements.”

Summary Compensation Table

The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2018, 2017 and 2016 to or with respect to the Company’s named executive officers. As of April 1, 2019, each became an employee of Sierra Crest, with the exception of Mr. Corless, who resigned in March 2019. Subsequently, in May 2019, Mr. Gilligan also resigned effective immediately.

Name and Principal Position	Year	Salary(4) ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)(4)	All Other Compensation ($)(3)(4)	Total ($)(4)
Dayl W. Pearson President and Chief Executive Officer	2018	550,000	—	—	—	700,000	71,087	1,321,087
	2017	550,000	—	100,000	—	700,000	87,965	1,437,965
	2016	550,000	—	—	—	700,000	159,310	1,409,130
Edward U. Gilpin Chief Financial Officer, Treasurer and Secretary	2018	410,000	—	—	—	335,000	51,578	796,578
	2017	410,000	—	60,000	—	335,000	61,720	866,720
	2016	400,000	—	—	—	335,000	96,998	831,998
R. Jon Corless Chief Investment Officer	2018	310,000	—	—	—	200,000	50,403	560,403
	2017	310,000	—	35,000	—	200,000	57,392	602,392
	2016	310,000	—	—	—	200,000	80,392	590,439
Daniel P. Gilligan Vice President, Director of Portfolio Administration and Interim Chief Compliance Officer	2018	295,000	—	—	—	160,000	50,886	505,886
	2017	285,000	—	65,000	—	160,000	54,623	564,623
	2016	275,000	—	—	—	160,000	66,333	506,024
(1)	Represents the grant date fair market value of restricted stock grants in accordance with Financial Accounting Standards Board Accounting Standards Codification — Compensation — Stock Compensation (Topic 718) (January 2010) (“ASC 718”). Grant date fair value is based on the closing price of the Company’s common stock on the date of grant.
(2)	Represents the annual performance-based cash bonus. The annual bonuses of the named executive officers were derived based on the performance of the Company and the individual executive relative to pre-established objectives for the year. The threshold, target and/or maximum amounts for the year 2018 bonus opportunity of each named executive officer are reported in the Grants of Plan-Based Awards in Fiscal Year 2018 table below.
(3)	See the 2018 All Other Compensation Table below for a breakdown of these amounts, which consist of:
•	cash dividends on restricted stock granted, including $22,165 to Mr. Pearson, $9,312 to Mr. Gilpin, $8,459 to Mr. Corless and $10,293 to Mr. Gilligan;
•	amounts received pursuant to the KCAP Financial, Inc. Employee Savings and Profit Sharing Plan (the “Savings Plan”);
•	matching contributions received pursuant to the Savings Plan;
•	disability insurance premiums.
(4)	Represents the total compensation received from the Company and its affiliates. The Company may allocate compensation expense between the Company and one or more of its Asset Manager Affiliates based upon expense allocation agreements.

The Savings Plan is a 401(k) plan, and the Company matched an individual’s contribution up to a pre-set amount according to a specific formula.

2018 All Other Compensation Table

Name	Dividends on Restricted Stock ($)	Savings Plan ($)	401(k) Plan ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)	Total ($)
Dayl W. Pearson	22,165	30,993	5,507	730	11,692	71,087
Edward U. Gilpin	9,312	30,993	5,507	730	5,036	51,578
R. Jon Corless	8,459	30,993	5,507	730	4,714	50,403
Daniel P. Gilligan	10,293	30,993	5,507	730	3,363	50,886

Grants of Plan-Based Awards in Fiscal Year 2018

The Company did not make any grants of plan-based equity awards to its named executive officers during the fiscal year ended December 31, 2018. The following table shows information regarding grants of plan-based cash awards during the fiscal year ended December 31, 2018 received by the named executive officers.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold ($)	Target(2)	Maximum ($)
Dayl W. Pearson	—	700,000	—
Edward U. Gilpin	—	335,000	—
R. Jon Corless	—	200,000	—
Daniel P. Gilligan	—	160,000	—
(1)	The actual bonus awards earned with respect to 2018 and paid in January of 2019 are reported under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above. The annual performance-based bonus may be allocated between Company and one or more of its Asset Manager Affiliates based upon expense allocation agreements.
(2)	Bonus awards prior to the Externalization, which could have been greater or lesser than the target depending on the terms of each named executive officer’s employment agreement with the Company, were determined by the Compensation Committee and were based on performance of the individual and that of the Company against goals established annually by the Prior Board.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the total annual compensation for our principal executive officers to the median of the annual total compensation of all our employees (other than our principal executive officer) (the “CEO Pay Ratio”). As our Chief Executive Officer during the fiscal year ended December 31, 2018, Mr. Pearson’s total compensation for 2018 was $1,321,087 as reflected in the Summary Compensation Table included in this proxy statement. The total compensation of our median employee, excluding our Chief Executive Officer, for 2018 was $225,914. As a result, our Chief Executive Officer’s total compensation was approximately 5.8 times that of our median employee in 2018.

We selected December 31, 2017 as the date used to identify our “median employee” whose annual total compensation was the median of the annual total compensation of all our employees (other than our Chief Executive Officer) for 2017. As of December 31, 2017, our employee population consisted of 24 individuals (excluding our Chief Executive Officer), all located in our New York, New York office. To identify our median employee, we compared the annual total compensation for each of our employees, as determined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which included salary, bonus, restricted stock awards, employer contributions to employee accounts in our 401(k) plan, and company- paid life insurance premiums. In making this determination, we annualized the compensation of nine employees who were hired in 2017 but did not work for us the entire fiscal year. Given that we had an even number of employees (excluding our Chief Executive Officer) in the employee population for 2017, the calculation of the compensation of the median employee was the average compensation of our 12th and 13th highest paid employees. We have determined there has been no change in our employee population or employee compensation arrangements during the last completed fiscal year that would significantly impact the median employee determination for 2018. Accordingly, we have used the same median employee we identified in 2017 for purposes of calculating our CEO Pay Ratio for 2018.

Employment Agreements

During 2018, the Company was a party to employment agreements with Messrs. Pearson, Gilpin, Corless and Gilligan. Each of Messrs. Pearson, Gilpin, Corless and Gilligan received their salary, bonus, stock awards and benefits pursuant to their employment agreements with the Company.

Employment Agreements, dated May 5, 2015, with Dayl W. Pearson, Edward U. Gilpin, R. Jon Corless and Daniel P. Gilligan

On May 5, 2015, the Company entered into employment agreements with Messrs. Pearson, Gilpin, Corless and Gilligan. The employment agreements were effective as of May 5, 2015 and superseded and replaced each executive’s previous employment agreement. The initial term of the employment agreement ended on December 31, 2015, subject to automatic extended one-year renewals thereafter (unless either party provides prior written notice not later than 30 days’ prior to the expiration of the then current term). As of April 1, 2019, each named executive officer became an employee of Sierra Crest, with the exception of Mr. Corless, who resigned in March 2019. Subsequently in May 2019, Mr. Gilligan also resigned effective immediately.

Under the terms of their employment agreements, Messrs. Pearson, Gilpin, Corless and Gilligan were entitled to receive an annual base salary of $550,000, $400,000, $310,000 and $275,000, respectively, (subject to increase from time to time by the Board of Directors) and were eligible to earn annual discretionary performance-based cash bonuses with targeted amounts of $800,000, $400,000, $250,000 and $175,000, respectively, to be paid on or about January 31 of the succeeding calendar year.

Under the terms of the employment agreements, in the event of the termination of the executive’s employment for any reason, the executive was entitled to receive (i) any base salary earned but not paid through the date of termination, (ii) any accrued but unused vacation pay calculated through the date of termination, (iii) any accrued but unpaid expense reimbursements calculated through the date of termination and (iv) any benefits provided under the terms of any Company benefit plan or program.

Under the terms of each employment agreement, in the event of an executive’s termination of employment by the Company without cause (as defined in the employment agreement), by the executive for good reason (as defined in the employment agreement), or due to the executive’s death or disability, the executive will, for a 12 month “severance period” following termination (i) continue to be paid his or her annual base salary, and (ii) receive a monthly payment equal to the after-tax amount of the executive’s monthly premium for COBRA continuation coverage under our health benefit plan. In addition, the executive will receive a one-time payment equal to the prorated amount of executive’s average annual bonus for the three calendar years preceding termination.

If the executive is terminated without cause or for good reason within 24 months following a change in control of the Company (as defined in the employment agreement), the executive will receive the above-described severance payments, except that the “severance period” will be 24 months instead of 12 months, and the executive will be fully vested in all outstanding equity and equity-based awards.

The employment agreements contained a provision for the protection of our confidential information, and provide for a one-year non-compete period and a two-year non-solicit period following the executive’s termination of employment for any reason. In the event of a termination without cause or for good reason, the executive may request that his or her one-year non-compete period be shortened, and if the Company grants such request, it will have no further obligation to make the salary continuation and COBRA premium severance payments.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table shows unvested stock awards outstanding on December 31, 2018, the last day of the Company’s fiscal year, held by each of the named executive officers then in office. The stock awards vested immediately prior to closing of the Externalization on April 1, 2019.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(1)
Dayl W. Pearson	44,514	154,018
Edward U. Gilpin	19,292	66,750
R. Jon Corless	17,232	59,623
Daniel P. Gilligan	22,778	78,812
(1)	Computed by multiplying the number of unvested outstanding shares of restricted stock by $3.46, the closing market price of the Company’s common stock on December 31, 2018, the end of the last completed fiscal year.

Option Exercises and Stock Vested in Fiscal Year 2018

The named executive officers in office for the fiscal year ended December 31, 2018 did not hold or exercise any stock options during the fiscal year. The shares of restricted stock held by such named executive officer that vested in the fiscal year ended December 31, 2018 are set forth in the table below.

	Stock Awards
Name	Number of Shares Acquired on Vested (#)	Value Realized on Vesting ($)
Dayl W. Pearson	43,951	141,550
Edward U. Gilpin	15,955	51,735
R. Jon Corless	15,671	50,914
Daniel P. Gilligan	11,823	38,388

Potential Payments Upon Termination or Change of Control

Change of Control Arrangements in the Company’s Equity Incentive Plan

Under the KCAP Financial Inc. 2017 Equity Incentive Plan (the “Equity Incentive Plan”) in effect for the fiscal year ended December 31, 2018, in the event of a Covered Transaction (as defined below), all outstanding, unexercised options, restricted stock awards and other stock-based awards granted under the Equity Incentive Plan would have terminated and ceased to be exercisable, and all other awards to the extent not fully vested (including awards subject to conditions not yet satisfied or determined) would have been forfeited, provided that the Board could have in its sole discretion on or prior to the effective date of the Covered Transaction take any (or any combination of) the following actions, as to some or all outstanding awards:

•	made any outstanding option exercisable in full;
•	removed any performance or other conditions or restrictions on any award;
•	in the event of a Covered Transaction under the terms of which holders of the shares of the Company will receive upon consummation thereof a payment for each such share surrendered in the Covered Transaction (whether cash, non-cash or a combination of the foregoing), made or provided for a payment (with respect to some or all of the awards) to the participant equal in the case of each affected award to the difference between (A) the fair market value of a share of common stock times the numbers of shares subject to such outstanding award (to the extent then exercisable at prices not in excess of the fair market value) and (B) the aggregate exercise price of all shares subject to such outstanding award, in each case on such payment terms (which need not be the same as the terms of payment to holders of shares) and other terms, and subject to such conditions, as the Board determines; and
•	with respect to an outstanding award held by a participant who, following the Covered Transaction, would have been employed by or otherwise providing services to an entity which is a surviving or acquiring entity in the Covered Transaction or any affiliate of such an entity, at or prior to the effective time of the Covered Transaction, in its sole discretion and in lieu of the action described in the three preceding bullets, arranged to have such surviving or acquiring entity or affiliate assume any award held by such participant outstanding hereunder or grant a replacement award which, in the judgment of the Board was substantially equivalent to any award being replaced.

Under the Equity Incentive Plan, a “Covered Transaction” was considered a (i) sale of shares of the Company’s common stock, consolidation, merger, or similar transaction or series of related transactions in which the Company was not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding shares of common stock by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all of the Company’s assets; or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involved a tender offer that was reasonably expected to be followed by a merger described in clause (i) (as determined by the Board), the Covered Transaction would have been deemed to have occurred upon consummation of the tender offer.

Termination of Employment Provisions in the Company’s Equity Incentive Plan

Unless the Board expressly provided otherwise (or except as provided for in an award agreement or employment agreement), immediately upon the cessation of employment or services of a participant in the Equity Incentive Plan in effect for the fiscal year ended December 31, 2018, all awards to the extent not already vested terminate and all awards requiring exercise ceased to be exercisable and terminate, except that:

•	When a participant’s employment was, or services were, terminated for Cause (as defined below), all options, vested and unvested, immediately terminated;
•	All vested options held by a participant immediately prior to his or her death, to the extent then exercisable, would have remained exercisable for the lesser of a period of 180 days following the participant’s death or the period ending on the latest date on which those options could have been exercised had there been no cessation of employment or services; and
•	In all other cases, all vested options held by a participant immediately prior to the cessation of his or her employment, to the extent then exercisable, remained exercisable for the lesser of a period of 90 days or the period ending on the latest date on which that option could have been exercised had there been no cessation of employment or services.

Under the Equity Incentive Plan, “Cause” has the same meaning as provided in the employment agreement between the participant and the Company or its affiliate, provided that if the participant is not a party to any such agreement, “Cause” meant (i) the participant’s repeated material failure to perform (other than by reason of the participant’s disability), or gross negligence in the performance of, participant’s duties and responsibilities to the Company or any of its affiliates which is not cured within thirty (30) days after written notice; (ii) participant’s material breach of any written employment agreement between participant and the Company or any of its affiliates which is not cured within thirty (30) days after written notice; (iii) commission of a felony involving moral turpitude or fraud with respect to the Company or any of its affiliates; (iv) participant being sanctioned by a federal or state government or agency with violations of federal or state securities laws in any judicial or administrative process or proceeding, or having been found by any court to have committed any such violation; or (v) participant’s failure to comply with (A) any material Company policy, including without limitation, all Company Codes of Ethics, policies, procedures and handbooks, applicable to such participant or (B) any legal or regulatory obligations or requirements of participant, including, without limitation, failure of participant to provide any certifications as may be required by law which is not cured within thirty (30) days after written notice.

The Board may have provided in the case of any award for post-termination exercise provisions different from those set forth above, including, without limitation, terms allowing a later exercise by a former employee (or, in the case of a former employee who is deceased, the person or persons to whom the award is transferred by will or the laws of descent and distribution) as to all or any portion of the award not exercisable immediately prior to termination of employment or other service, but in no case may an award be exercised after the latest date on which it could have been exercised had there been no cessation of employment or services.

In connection with the closing of the Externalization, the Company terminated the Equity Incentive Plan and will no longer make grants pursuant to the plan.

Termination of Employment Provisions in Employment Agreements

The termination provisions in effect for fiscal year ended December 31, 2018 are set forth in the discussion of the employment agreements above.

The following table sets forth estimated payment obligations to each of the named executive officers assuming a termination date of December 31, 2018.

Name	Termination by Company Without Cause or by Employee for Good Reason ($)(1)	Termination by Company for Cause ($)	Voluntary Termination ($)(2)	Disability ($)	Death ($)	Termination by Company without Cause or by Employee for Good Reason within 24 months of a Change in Control ($)
Dayl W. Pearson
Severance payment(3)	550,000	—	—	550,000	550,000	1,100,000
Prorata bonus(4)	800,000	—	—	800,000	800,000	800,000
Accrued and unused vacation time(5)	0 – 52,885	0 – 52,885	0 – 52,885	0 – 52,885	0 – 52,885	0 – 52,885
Insurance benefits(6)	43,339	—	—	43,339	43,339	86,678
Acceleration of equity awards	—	—	—	—	—	300,441
TOTAL:	1,393,339 – 1,446,224	0 – 52,885	0 – 52,885	1,393,339 – 1,446,224	1,393,339 – 1,446,224	2,287,119 – 2,340,004
Edward U. Gilpin
Severance payment(3)	410,000	—	—	410,000	410,000	820,000
Prorata bonus(4)	400,000	—	—	400,000	400,000	400,000
Accrued and unused vacation time(5)	0 – 39,423	0 – 39,423	0 – 39,423	0 – 39,423	0 – 39,423	0 – 39,423
Insurance benefits(6)	56,959	—	—	56,959	56,959	113,918
Acceleration of equity awards	—	—	—	—	—	58,795
TOTAL:	866,959 – 906,382	0 – 39,423	0 – 39,423	866,959 – 906,382	866,959 – 906,382	1,392,713 – 1,432,136
R. Jon Corless
Severance payment(3)	310,000	—	—	310,000	310,000	620,000
Prorata bonus(4)	250,000	—	—	250,000	250,000	250,000
Accrued and unused vacation time(5)	0 – 29,808	0 – 29,808	0 – 29,808	0 – 29,808	0 – 29,808	0 – 29,808
Insurance benefits(6)	56,959	—	—	56,959	56,959	113,918
Acceleration of equity awards	—	—	—	—	—	34,294
TOTAL:	616,959 – 646,767	0 – 29,808	0 – 29,808	616,959 – 646,767	616,959 – 646,767	1,018,212 – 1,048,020
Daniel P. Gilligan
Severance payment(3)	285,000	—	—	285,000	285,000	570,000
Prorata bonus(4)	175,000	—	—	175,000	175,000	175,000
Accrued and unused vacation time(5)	0 – 27,404	0 – 27,404	0 – 27,404	0 – 27,404	0 – 27,404	0 – 27,404
Insurance benefits(6)	56,959	—	—	56,959	56,959	113,918
Acceleration of equity awards	—	—	—	—	—	117,986
TOTAL:	516,959 – 544,363	0 – 27,404	0 – 27,404	516,959 – 544,363	516,959 – 544,363	976,904 – 1,004,308
(1)	This column reflects payments to the employee for base salaries and health insurance premiums for the remaining term of their employment agreements, as well as the target bonus established for each executive.
(2)	Voluntary termination other than for good reason.
(3)	Assumes the Company does not reduce the severance payments in return for a release of the remaining noncompete obligations as provided in the employment agreements.
(4)	Pro rata bonus for year of termination, based on full year of employment.
(5)	Accrued and unused vacation time is a range of minimum and maximum amounts payable, depending on the amount of vacation time used at the time of termination.
(6)	Insurance benefits are based on a December 2018 monthly payment for health and dental coverage.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship, as defined by the rules adopted by the SEC, existed during the year ended December 31, 2018 between any member of the Board or the Compensation Committee and an Executive Officer of the Company.

Director Compensation in Fiscal Year 2018

The following table sets forth a summary of the compensation earned by the Company’s directors in office as of fiscal year ended December 31, 2018 (other than Mr. Pearson, who was a named executive officer and whose compensation is reflected in the Summary Compensation Table above):

Name	Fees Earned(1) or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Independent Directors
C. Michael Jacobi*	72,500	3,150	—	—	75,650
Albert G. Pastino*	89,000	3,150	—	—	92,150
C. Turney Stevens*	76,000	3,150	—	—	79,150
Christopher Lacovara	100,000	3,150	—	—	103,150
John A. Ward III*	80,000	3,150	—	—	83,150
Dean C. Kehler	69,000	3,150	—	—	72,150
*	Resigned April 1, 2019, in connection with the Externalization.
(1)	Includes fees earned in 2017 but paid in 2018.
(2)	On May 3, 2018, each of Messrs. Jacobi, Pastino, Stevens, Lacovara, Ward and Kehler was granted an award of 1,000 shares of restricted stock under the Non-Employee Director Plan. Each of these awards had a grant date fair value of $3,150. In connection with the Externalization, these shares of restricted stock were cancelled, and each of Messrs. Jacobi, Pastino, Stevens, Lacovara, Ward and Kehler received a $6,000 cash payment as consideration.
(3)	Amounts reflect the grant date fair value of stock options in accordance with ASC 718. Grant date fair value is based on the Binary Option Pricing Model (American, call option) pricing model for use in valuing stock options. Assumptions used in the calculation of these amounts are shown in Note 10, “Equity Incentive Plan — Stock Options,” to our audited consolidated financial statements included in our 2012 Annual Report on Form 10-K, filed with the SEC on March 18, 2013 (File No. 814-00735).

Director Compensation Policy

Current Board Fees

Effective April 1, 2019, each independent director of the Current Board is paid an annual board retainer of $70,000. In addition, the lead independent director will receive $10,000, the Chair of the Company’s Audit Committee will receive $10,000, the Chair of the Company’s Nominating and Corporate Governance Committee will receive $5,000 and the Chair of the Company’s Compensation Committee will receive $5,000. In addition, the Company reimburses independent directors for any out-of-pocket expenses related to their service as members of the Board of Directors. The independent directors of the Current Board do not receive any stock-based compensation for their service as members of the Board of Directors. The Company’s directors who are employed by Sierra Crest do not receive any compensation for their service as members of the Board of Directors.

Prior Board Fees

Prior to the Externalization, as compensation for serving on the Board, each of the Independent Directors who served in such capacity in 2018 received an annual fee of $60,000 and the non-executive Chairman of the Board of Directors received an additional annual fee of $40,000. In addition, each of the Independent Directors received $1,500 per Board meeting attended in person and $750 per Board meeting attended telephonically. Employee directors and Non-Independent Directors did not receive compensation for serving on the Board. Independent Directors who served on Board committees received cash compensation in addition to the compensation they received for service on the Board. The chairperson of the Company’s Audit Committee received an additional $10,000 per year, the lead independent director received an additional $5,000 per year, and the chairperson of each other committee of the Board received an additional $5,000 per year and all committee members received an additional $500 for each committee meeting they attended. The Company also reimbursed its directors for their reasonable out-of-pocket expenses incurred in attending meetings of the Board.

Pursuant to the 2017 Non-Employee Director Plan, the Independent Directors and other directors who were not officers or employees of the Company (“Non-Employee Directors”) may have been issued restricted stock as a portion of their compensation for service on the Board in accordance with the terms of exemptive relief granted by the SEC in August 2008.

PROPOSAL 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis above, in this proxy statement describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and Prior Board made for the year ended December 31, 2018, prior to the Externalization, with respect to the compensation of the named executive officers. The Board is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers for the year ended December 31, 2018 as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This proposal, which is sometimes referred to as a “say-on-pay vote,” is provided as required pursuant to Section 14A of the Exchange Act.

As described in the Compensation Discussion and Analysis, the Company’s executive compensation program prior to the Externalization embodied a pay-for-performance philosophy that supported the Company’s business strategy and aligned the interests of its executives with those of its stockholders, with the objective of attracting, retaining and motivating the best possible executive talent and avoiding risks that would be reasonably likely to have a material adverse effect on the Company. For these reasons, the Board is asking stockholders to support this proposal. Although the vote the Board is asking you to cast is non-binding, the Compensation Committee and the Board value the views of stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY PROPOSAL TO APPROVE THE
COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

No person is deemed to control us, as such term is defined in the 1940 Act.

The following table sets forth, as of May 16, 2019, information with respect to the beneficial ownership of our common stock by:

•	each person known to us to beneficially own more than 5% of the outstanding shares of our common stock;
•	each of our directors and each named executive officer; and
•	all of our directors, director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Common stock subject to options that are currently exercisable or exercisable within 60 days of May 16, 2019 are deemed to be outstanding and beneficially owned by the person holding such options. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 37,356,061 shares of our common stock outstanding as of May 16, 2019.

Unless otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, each stockholder maintains an address of c/o Portman Ridge, 650 Madison Avenue, 23rd Floor, New York, New York 10022.

Name and Address	Number of Shares	Percentage of Class	Dollar Range of Equity Securities ($)(1)(2)
Directors and Executive Officers:
Independent Directors
Alexander Duka	—	—	None
George Grunebaum	—	—	None
Christopher Lacovara(3)	584,134	1.6%	>100,000
Dean C. Kehler(4)	1,674,000	4.5%	>100,000
Robert Warshauer	—	—	None
Non-Independent Directors
Graeme Dell	—	—	None
Ted Goldthorpe	—	—	None
David Moffitt	—	—	None
Executive Officers
Edward U. Gilpin	108,755	*	>100,000
Andrew Devine	—	*	None
Patrick Schafer	—	—	None
Directors and Executive Officers as a Group (11 persons)	2,366,889	6.3%	>100,000
5% Holders
Credit Suisse AG/(5)	3,327,729	8.9%	>100,000
Private Management Group, Inc.(6)	2,463,905	6.6%	>100,000
*	Less than 1%.
(1)	Based on the closing price of the Company’s common stock on the Nasdaq Global Select Market on May 21, 2019 of $2.67.
(2)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(3)	Excludes shares of common stock held by the KKAT entities. Mr. Lacovara is a member of the KKAT entities and therefore may have a pecuniary interest in certain of the shares held by the KKAT entities. Mr. Lacovara disclaims beneficial ownership of the shares held by the KKAT entities except to the extent of their respective pecuniary interests therein.
(4)	Includes 1,800,000 shares acquired by Mr. Kehler as consideration for his indirect sale of certain property and limited liability company interests in Trimaran Advisors, L.L.C. to KCAP Financial on February 29, 2012. Mr. Kehler indicated that he has sole dispositive and voting power over 725,000 of such shares which were delivered at the closing of the transaction.
(5)	Based on a Schedule 13G filed by Credit Suisse AG on February 13, 2019 (the “CS Statement”). In accordance with SEC Release No. 34-39538 (January 12, 1998), the CS Statement was filed by Credit Suisse AG (the “Bank”), a Swiss bank, on behalf of its subsidiaries to the extent that they conduct business as the Swiss Universal Bank, Asia Pacific, International Wealth Management, Global Markets, Investment Banking & Capital Markets and the Strategic Resolution Unit operating divisions (collectively, the “Divisions” and together with the Bank and its subsidiaries, the “Reporting Person”). The address of the principal business and office of the Bank is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the principal business and office of the Reporting Person in the United States is Eleven Madison Avenue, New York, New York 10010. The ultimate parent company of the Bank is Credit Suisse Group AG (“CSG”), a corporation formed under the laws of Switzerland. CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking products.

The Bank is comprised of three regionally focused divisions: Swiss Universal Bank, Asia Pacific and International Wealth Management serving Europe, the Middle East, Latin America and Africa. Two other divisions—Global Markets as well as Investment Banking & Capital Markets—sit alongside these regional businesses. The Strategic Resolution Unit consolidates, as of December 31, 2018, the Bank’s remaining portfolios from the former non-strategic units plus additional businesses and positions that do not fit with its strategic direction. The business address of CSG is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland. CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries may beneficially own securities to which the CS Statement relates (the “Shares”) and such Shares are not reported in the CS Statement. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of the Divisions disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG and each of the Divisions.

(6)	Based on a Schedule 13G filed by Private Management Group, Inc. on January 23, 2019. The address for Private Management Group, Inc. is 15635 Alton Parkway, Suite 400, Irvine, CA 92618.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of Portman Ridge’s common stock to file initial reports of ownership and reports of changes in ownership of Portman Ridge’s common stock with the SEC and, to the extent such reports are not filed through the SEC’s EDGAR system, The Nasdaq Global Select Market. Portman Ridge is required to disclose in its annual report on Form 10-K and its proxy statement any failure to file these reports by the required due dates. Based solely on a review of the written statements and copies of such reports furnished to us by our executive officers, directors and greater than 10% beneficial owners, the Company believes that all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during the last completed year, except that Messrs. Pearson, Gilpin and Corless each did not timely file a Form 4 for a transaction during the completed year, but such Forms 4 were subsequently filed. In making the above statements, the Company has relied upon the written representations of its directors and Section 16 officers.

TRANSACTIONS WITH RELATED PERSONS

Portman Ridge has procedures in place for the review, approval and monitoring of transactions involving the Company and certain persons related to the Company. As a BDC, the Company is prohibited under the 1940 Act from participating in certain transactions with certain of its affiliates without the prior approval of the Independent Directors and, in some cases, the SEC. The affiliates with which the Company may be prohibited from transacting include its officers, directors and employees and any person controlling or under common control with the Company.

In addition, the Company adopted and maintains a code of ethics pursuant to Rule 17j-1 under the 1940 Act that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to the code may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Company, so long as such investments are made in accordance with the code’s requirements and applicable law. A copy of the code of ethics is available on the Corporate Governance section of the Company’s website at www.Portmanridge.com.

PROPOSAL 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On May 9, 2019, upon the recommendation of the Audit Committee of the Board, the Board engaged KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2019.

On May 9, 2019, the Audit Committeee dismissed Ernst & Young LLP (“EY”) as the independent registered public accounting firm of the Company. There were no disagreements between the Company and EY. EY served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2017 and 2018. The audit reports of EY on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2017 and 2018 did not contain an adverse opinion or a disclaimer of opinion, and they were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2017 and 2018 and through May 9, 2019, there were no disagreements between the Company and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreements in connection with its audit report, and there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K for the Company.

Effective May 9, 2019, the Audit Committee engaged KPMG to serve as the Company’s independent registered public accounting firm. During the fiscal years ended December 31, 2017 and 2018 and through May 9, 2019, neither the Company nor anyone on its behalf consulted with KPMG regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

It is expected that a representative of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if he or she chooses and will be available to answer questions. It is not expected that a representative of EY will participate in the Annual Meeting.

The following table presents fees for professional services rendered by EY for fiscal year ended 2017 and for fiscal year ended 2018.

	2018	2017
Audit Fees(1)	$828,000	$843,500
Audit-Related Fees(2)	—	44,000
Tax Fees(3)	—	—
All Other Fees	9,000	—
Total Fees	$837,000	$887,500
(1)	Audit fees represent fees and expenses for the annual audit, including the audit of the Company’s annual financial statements, quarterly reviews, comfort letters, statutory and regulatory filings, and consents and other services related to registered and unregistered offerings of the Company’s securities.
(2)	Audit-related fees represent services such as consultations, due diligence and attest services not required by statue or regulation.
(3)	Tax fees represent services in conjunction with preparation of the Company’s tax return.

All services reported in the Audit, Audit-Related, Tax and All Other categories above were approved by the Audit Committee.

In addition to the services listed above, EY provided audit and other services to the Company’s wholly-owned, unconsolidated subsidiaries and certain other affiliates. The fees for such services are as follows:

	2018	2017
Asset Manager Affiliates & CLO Audit Fees	$115,000	$338,000
Tax Services for CLOs	161,000	152,000
All Other Fees	281,728	276,663
	$557,728	$766,663

The fees for such services are included in the expenses of the unconsolidated subsidiaries and/or affiliates. These amounts are not included in the expenses of the Company.

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by its independent registered public accounting firm. The policy requires that the Audit Committee pre-approve the audit and non-audit services performed by its independent registered public accounting firm in order to assure that the provision of such service does not impair the firm’s independence. The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. The Audit Committee shall establish policies and procedures for the engagement of the independent auditors to provide permissible audit and non-audit services. The Audit Committee can delegate to one or more members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full Audit Committee at its scheduled meetings.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION
OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
OF THE COMPANY FOR THE CURRENT YEAR.

OTHER MATTERS

Attending the Meeting

The Meeting will take place at the office of the Company, 650 Madison Avenue, 23rd Floor, New York, New York 10022.

Stockholder Proposals Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to stockholders prior to the 2020 Annual Meeting of Stockholders, a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later than January 25, 2020, and, if the date of the 2020 Annual Meeting of Stockholders is changed by more than 30 days from the date of the 2019 Annual Meeting of Stockholders, a reasonable time before the Company begins to print and send its materials for the 2019 Annual Meeting of Stockholders, and must comply with the requirements of Rule 14a-8. Written requests for inclusion should be addressed to: Portman Ridge Finance Corporation, 650 Madison Avenue, 23rd Floor, New York, New York 10022, Attention: Secretary. It is suggested that you mail your proposal by certified mail, return receipt requested.

Stockholder Proposals Other than Pursuant to Rule 14a-8

Under the Company’s bylaws, any stockholder of Portman Ridge may nominate candidates for election to the Board and bring any other matter before an annual meeting (other than the matters to be included in the Company’s proxy statement following the procedures described above) if the stockholder (i) is a stockholder of record on the date of the giving of the notice, as provided below, (ii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at such meeting and (iii) complies with the notice procedures set forth below.

In addition to any other applicable requirements, for a nomination or other proposal to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company (a) in the case of an annual meeting, no less than ninety (90) days prior to the date of the anniversary of the previous year’s annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days prior to or delayed by more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the later of the close of business ninety (90) days prior to such annual meeting or the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary relating to election of directors must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residential address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

To be in proper written form, a stockholder’s notice to the Secretary relating to any other matter must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The deadline for receipt of timely notice of stockholder proposals for submission to the 2020 Annual Meeting of Stockholders is April 11, 2020. Proxies solicited by the Company will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Communications to the Board

Stockholders may communicate with the Board or one or more directors by sending a letter addressed to the Board or to any one or more directors, c/o Secretary, Portman Ridge Finance Corporation, 650 Madison Avenue, 23rd Floor, New York, New York 10022, in an envelope clearly marked “Stockholder Communication.” The Corporate Secretary’s office will forward such correspondence unopened to one or more members of the Board, unless the envelope specifies that it should be delivered to a specific director.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Portman Ridge Finance Corporation, Investor Relations, 650 Madison Avenue, 23rd Floor, New York, New York 10022, or calling Investor Relations at (212) 891-2880.

Annual Report

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (without exhibits, unless otherwise requested), is provided to stockholders concurrently with this proxy statement. The Annual Report does not constitute a part of the proxy solicitation materials.

We will provide without charge to each solicited stockholder a copy of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2018 upon written request. The written request for such exhibits should be directed to Portman Ridge Finance Corporation, 650 Madison Avenue, 23rd Floor, New York, New York 10022, Attention: Edward U. Gilpin, Secretary. Such request must set forth a good faith representation that the requesting party was a beneficial owner of our common stock on the Record Date. The Annual Report with exhibits is also available at no cost through the SEC’s EDGAR database available at www.sec.gov.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on July 10, 2019: The proxy statement and 2018 annual report are available at www.proxyvote.com.

General Information

Management knows of no other business which may be properly brought before the Meeting. However, if any other matters shall properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters. Stockholders may contact the Company by mail to Portman Ridge Finance Corporation, Investor Relations, 650 Madison Avenue, 23rd Floor, New York, New York 10022, or by calling Investor Relations at (212) 891-2880 for directions to attend the Meeting and vote in person.

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the meeting in person, you are urged to fill in, sign and return the proxy in the enclosed stamped, self-addressed envelope or to vote electronically or by telephone.

By order of the Board.

Edward U. Gilpin Secretary

PORTMAN RIDGE FINANCE CORPORATION
ATTN: AMANDA KELLY
650 MADISON AVENUE, 23RD FLOOR
NEW YORK, NY 10022

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE -1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E80817-P26507

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PORTMAN RIDGE FINANCE CORPORATION

The Board of Directors recommends you vote FOR all of the following nominees:

	For All	Withhold All	For All Except
1. To elect as directors three nominees, each for a term of three years:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) George Grunebaum
02) Dean C. Kehler
03) David Moffitt

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E80818-P26507

PORTMAN RIDGE FINANCE CORPORATION
Annual Meeting of Shareholders
July 10, 2019 9:00 AM, EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Edward U. Gilpin and Daniel P. Gilligan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of PORTMAN RIDGE FINANCE CORPORATION that the shareholder(s) is/are entitled to vote at the 2019 Annual Meeting of Shareholders to be held at 9:00 AM, EDT on July 10, 2019, at 650 Madison Avenue, 23rd Floor, New York, New York 10022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side